CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 3, 2013 relating to the consolidated financial statements of Generex Biotechnology Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at July 31, 2013 and for year then ended, and for the period from November 2, 1995 (date of inception) to July 31, 2013, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1.

/s/ MNP LLP

Toronto, Ontario

April 4, 2014